EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

           Is this the
Series                                                            last filing
Number Series Name                                  for this series?
                                                                   (Y or N)
100  Semper MBS Total Return Fund          N
105  Semper Short Duration Fund                                             N
106  PIA High Yield (MACS) Fund          N
107  PIA Short-Term Duration Bond Fund         N

Please refer to the Semi-Annual Report to Shareholders dated May 31, 2014 to be filed on Form N-CSR for additional information concerning the Funds.